Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Vivmark Residential
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	2,381,150(1)(4)	$65.70(5)	$156,441,555.00	0.0001381	$21,604.58
2	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	34,714(2)(4)	$65.70(5)	$2,280,709.80	0.0001381	$314.97
3	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	Other	2,250,000(3)(4)	$65.70(5)	$147,825,000.00	0.0001381	$20,414.63
4	Other	Deferred Compensation Obligations(6)	Other	$20,000,000	100%	$20,000,000.00	0.0001381	$2,762.00
Total Offering Amounts						$326,547,264.80		$45,096.18
Total Fee Offsets								—
Net Fees Due								$45,096.18

(1)
On May 20, 2026, Vivmark Residential (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AvalonBay Communities, Inc. (“AvalonBay”), ERP Operating Limited Partnership (the “Operating Partnership”) and Canopy Merger Sub LLC. On August 17, 2026 (the “Effective Time”), the Company completed the transactions contemplated by the Merger Agreement. The amount registered represents 2,381,150 common shares of beneficial interest, par value $0.01 per share, of the Company (“Common Shares”), which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan, which were assumed by the Company and converted into equity awards pursuant to the Merger Agreement.

(2)
The amount registered represents 34,714 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the AvalonBay Communities, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), which were assumed by the Company and converted into equity awards pursuant to the Merger Agreement.

(3)
The amount registered represents 2,250,000 Common Shares, which may be issuable pursuant to equity awards to be granted after the Effective Time to eligible individuals (which shall exclude individuals who were employed by the Company and its subsidiaries prior to the Effective Time) from the share reserve remaining, as of the Effective Time, under the 2026 Plan (as adjusted to reflect the transactions contemplated under the Merger Agreement) assumed by the Company in connection with the transactions contemplated under the Merger Agreement.

(4)
Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional Common Shares that may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding Common Shares.

(5)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the Common Shares covered by this Registration Statement have been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The price of $65.70 per share represents the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on August 13, 2026.

(6)
The deferred compensation obligations are securities representing obligations of the Company to pay deferred compensation under the AvalonBay Communities, Inc. Deferred Compensation Plan according to the terms of the Deferred Compensation Plan, as in effect on the date of this Registration Statement.